EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Timberline Resources Adds Finance and Development Expertise to the Board of Directors

Coeur d’Alene, Idaho – July 11, 2016 – Timberline Resources Corporation (OTCQB: TLRS; TSX-V: TBR) (“Timberline” or the “Company”) is pleased to announce that Mr. Giulio T. Bonifacio, CPA, CGA, and Mr. Paul H. Zink have been added to the Company’s Board of Directors.

Mr. Giulio T. Bonifacio has over 30 years in senior executive positions in the mining industry. Mr. Bonifacio is the founder, President & CEO of Nevada Copper Corp.  which advanced the Pumpkin Hollow Copper Project from the exploration stage and now ranks as the largest fully permitted, shovel-ready copper project in the Americas. Among his many accomplishments Mr. Bonifacio has been instrumental in arranging over $400 million of capital funding to projects of merit while being involved with and having a very good understanding of every stage of development from exploration to production.  Mr. Bonifacio is a Chartered Professional Accountant with extensive experience and knowledge in areas of capital markets, project finance, securities matters and mergers & acquisitions.  Mr. Bonifacio has held senior executive roles primarily in the precious metal sector with Getty Resources Limited, TOTAL S.A., and Vengold Inc. and is a director of Goldrock Mines Corp. which is currently being acquired by Fortuna Sliver Mines Inc.

Mr. Zink has over 35 years as a natural resource professional.  In his most recent experience as Sr. VP and CFO at Rare Element Resources, Ltd. (REE) where he remains a consultant, he managed the financial, investor relations and business development functions for the company, including successful financing in the recent difficult financial markets environment.  His previous experience includes senior management positions at International Royalty Corporation (IRC), Americas Bullion Royalty Corp. (AMB), and Eurasian Capital, the royalty and merchant banking division of Eurasian Minerals, Inc.  Over his career in mining, he has also held high level positions with companies like Pegasus Gold, Inc. and Koch Industries with responsibilities including corporate development, credit and mergers and acquisitions.  Early in his career, he spent more than 15 years with J.P. Morgan & Co. in commercial and investment banking roles covering the minerals and energy sectors.  Mr. Zink has also previously served on the boards of directors of Atna Resources Ltd., AMB, REE, and IRC.

“We are excited to add Giulio and Paul to our Timberline team. Their proven financial and market expertise will be instrumental in developing Talapoosa and our other Nevada gold projects,” stated Leigh Freeman, Chairman of Timberline’s  Board of Directors.

In connection with their appointments to the Board, Mr. Bonifacio will receive 600,000 options, and Mr. Zink will receive 200,000 options to acquire common shares of Tmberline.  The Company also announces that it has granted a total of 950,000 options to acquire common shares of the Company to an officer, other directors, and a consultant to the Company, pursuant to its 2015 Stock and Incentive Plan.  All of these options have an exercise price equal to the fair market value of the stock at the time of the grant of US$0.40 per share, vest immediately, and have a term of five years.

About Timberline Resources

Timberline Resources Corporation is focused on advancing district-scale gold exploration and development projects in Nevada, including its Talapoosa project in Lyon County, where the Company has completed and disclosed a positive preliminary economic assessment.  Timberline also controls the 23 square-mile Eureka project lying on the Battle Mountain-Eureka gold trend.  At Eureka, the Company continues to advance its Lookout Mountain and Windfall project areas.  Exploration potential occurs within three separate structural-stratigraphic trends defined by distinct geochemical gold anomalies.  Timberline also owns the Seven Troughs property in northern Nevada, known to be one of the state's highest grade, former producers.

Timberline is listed on the OTCQB where it trades under the symbol "TLRS" and on the TSX Venture Exchange where it trades under the symbol "TBR".

Forward-looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the advancement of projects, and exploration potential.  When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," “target”, "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks related to changes in the Company’s business and other factors, including risk factors discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2015.  Except as required by law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accept responsibility for the adequacy or accuracy of this release.

For Further Information Please Contact:

Steven A. Osterberg

President and CEO

Tel:   208-664-4859

E-mail:  info@timberline-resources.com

Website:  www.timberline-resources.com

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